Exhibit 99.1
DYCOM INVESTMENTS, INC.
OFFER TO EXCHANGE ALL OUTSTANDING
8 1/8% SENIOR SUBORDINATED NOTES DUE 2015
ISSUED ON OCTOBER 11, 2005 FOR
8 1/8% SENIOR SUBORDINATED NOTES DUE 2015
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      We are enclosing herewith an offer by Dycom Investments, Inc., a Delaware corporation (the “Company”), to exchange (the “Exchange Offer”) its 8 1/8% Senior Subordinated Notes due 2015 and guarantees thereof (the “New Notes”) which are registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all outstanding 8 1/8% Senior Subordinated Notes due 2015 of the Company and guarantees thereof (the “Old Notes”) which are not registered under the Securities Act, upon the terms and conditions set forth in the accompanying Prospectus dated                     , 2005 (the “Prospectus”) and related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”).
      A Letter of Transmittal is being circulated to holders of Old Notes with the Prospectus. Holders may use it to effect valid tenders of Old Notes.
      Based on interpretations of the Securities and Exchange Commission (the “Commission”), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, has no arrangement or understanding with any person to participate in the distribution of the New Notes, is not a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act and is not an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.
      Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with the resales of New Notes received in exchange for Old Notes.
      Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Notes for, any Old Notes not accepted for exchange prior to such termination.
      The Company reserves the right not to accept tendered Old Notes from any tendering holder if the Company determines, in its sole and absolute discretion, that such acceptance could result in a violation of applicable securities laws.
      We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.
      Enclosed is a copy of each of the following documents:

1. The Prospectus.

2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients.

3. A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

4. A return envelope addressed to Wachovia Bank, National Association as Exchange Agent at Wachovia Bank, N.A. Customer Information Center, Attn. Corporate Actions, NC-1153, 1525 West WT Harris Blvd — 3C3, Charlotte, North Carolina 28262-8522.
      Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, New York City time, on                     , 2005 unless extended (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 12:00 midnight, New York City time, on the Expiration Date. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.
      To tender Old Notes in the Exchange Offer, certificates for Old Notes (or confirmation of a book-entry transfer into the Exchange Agent’s account at The Depository Trust Company of Old Notes tendered electronically) and a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as indicated in the Prospectus.
      The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.
      Additional copies of the enclosed material may be obtained from the Exchange Agent by calling (704) 590-7413.
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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